Exhibit 99.1

NEWS RELEASE

Contact:

Charles H. Abdalian, Jr.	Karen L. Bergman or
Senior Vice President and CFO	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9044	+1.650.575.1509 or +1.415.794.8662
cabdalian@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Announces Data from Clinical Study of

ACTILON™ for Hepatitis C

ACTILON, in Combination with Pegylated Interferon and Ribavirin, Improves Patient

Response Rates Relative to Pegylated Interferon and Ribavirin Alone

Wellesley, MA, May 1, 2006 - Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) today announced positive four- and twelve-week treatment data from the company’s five-arm Phase Ib clinical study of ACTILON™ (CPG 10101) alone and in combinations with pegylated interferon and/or ribavirin, among treatment-refractory patients chronically infected with Hepatitis C virus (HCV). Results indicate that the combination of ACTILON plus pegylated interferon and ribavirin achieved greater rates of HCV RNA undetectability (defined as less than lower limit of detection of 50 IU/mL) and improved Rapid and Early Virological Responses (RVR and EVR, defined as a greater than 2 log reduction in plasma HCV RNA levels at four and twelve weeks respectively) compared with pegylated interferon and ribavirin alone.

At twelve weeks, 50 percent (7 of 14) of treatment-refractory patients in the ACTILON-pegylated interferon-ribavirin arm of the study achieved HCV RNA undetectable levels, or viral negativity, versus 13 percent (2 of 15) of those patients who received pegylated interferon and ribavirin alone (p=0.050). Early Virological Responses were achieved in 86 percent (12 of 14) of patients who received ACTILON, pegylated interferon and ribavirin, compared to 60 percent (9 of 15) who received pegylated interferon and ribavirin alone. The triplet combination of ACTILON with pegylated interferon and ribavirin resulted in a 3.3 mean log reduction in HCV RNA levels, versus a 2.3 mean log reduction (p<0.050) among patients receiving the control combination.

At four weeks, 50 percent (7 of 14) of the patients in the ACTILON-pegylated interferon-ribavirin arm of the study achieved RVR, versus 13 percent (2 of 15) of those patients who received pegylated interferon and ribavirin alone (p=0.050). Coley believes these positive results at four weeks, combined with the increased incidence of viral negativity at twelve weeks, to be highly encouraging, since these outcomes have been reported in a variety of HCV patient populations as positive predictors for Sustained Virological Responses (SVR), which is continued viral clearance after cessation of treatment.

These data were presented in a late-breaker session at the European Association for the Study of the Liver (EASL) meeting in Vienna, Austria by John McHutchison, M.D., Medical Director of Gastroenterology & Hepatology Research at the Duke Clinical Research Institute and lead investigator for the study.

“The ability of ACTILON to improve the number of patients with HCV RNA undetectable levels and Early Virological Responses in a relapsed, treatment-refractory patient population is noteworthy as these patients lack alternative treatment options. Of the approximately 50 percent of chronic Hepatitis C patients who fail initial treatment with pegylated interferon and ribavirin, re-treatment is typically unsuccessful. The higher incidence of early responses observed in this study suggests that the triplet combination including ACTILON now requires further exploration and confirmation in subsequent clinical trials in terms of safety and efficacy,” said Dr. McHutchison.

Study Details and Results

The Phase Ib clinical study enrolled 74 evaluable genotype 1 patients chronically infected with Hepatitis C virus. Subjects had all previously received at least 24 weeks of treatment with the standard of care (pegylated interferon and ribavirin), but subsequently relapsed within six months of treatment. Patients in the study were randomly assigned to one of five groups, receiving 12 weekly doses of: ACTILON alone, ACTILON in combination with pegylated interferon, ACTILON with ribavirin, ACTILON with pegylated interferon and ribavirin, or pegylated interferon and ribavirin. ACTILON was administered by subcutaneous injection at a dose of 0.2 mg/kg once-weekly. Patients who achieved a greater than 2 log (>99%) reduction in HCV RNA were eligible to continue on ACTILON therapy for a total of 48 weeks and be followed for an additional 24 weeks to monitor for Sustained Virological Responses.

At twelve weeks, patients receiving ACTILON plus pegylated interferon achieved a 2.4 mean log reduction in plasma HCV RNA levels, 31 percent (5 of 16) achieved Early Virological Responses and 13 percent (2 of 16) were HCV RNA undetectable. These results were comparable to those found in the control arm. Twenty percent (3 of 15) of patients in the ACTILON plus ribavirin arm of the study achieved an Early Virological Response. As expected in this study design, patients receiving a low dose of 0.2 mg/kg of ACTILON alone did not achieve Early Virological Responses.

The ACTILON combinations were generally well tolerated. Adverse events were similar to pegylated interferon and ribavirin treatment and were predominantly mild-to-moderate in intensity and consisted of flu-like symptoms, headache and injection site reactions.

About ACTILON and TLR Therapeutics™

Coley’s proprietary TLR Therapeutics™ act through a specific class of targets, called Toll-like receptors, or TLRs, found in and on immune system cells which, in turn, direct the immune system to fight disease. ACTILON acts through the Toll-like receptor 9 (TLR9) found in dendritic cells and B cells and is designed to induce a durable and natural immune response to treat viral infections such as Hepatitis C. The compound stimulates the body’s own production of antiviral cytokines and chemokines, such as interferons, and is designed to drive both early and sustained virus-specific memory immune responses to help clear infection.

In addition to the study reported above, Coley is currently conducting a randomized, controlled, 48-week Phase II clinical study of ACTILON in combination with pegylated interferon and ribavirin. The study is designed to enroll 90 treatment-refractory patients with genotype 1 Hepatitis C virus who have failed to demonstrate a response to treatment with the current standard of care.

About Hepatitis C

Hepatitis C virus, or HCV, is a blood-borne infectious disease of the liver. According to the World Health Organization, HCV infects approximately 170 million people worldwide, including at least 2.7 million in the United States. Ten to twenty percent of those chronically infected with HCV will ultimately develop liver cirrhosis, making HCV the leading cause of liver transplants in the United States. The Hepatitis Foundation International estimates that between 25,000 and 30,000 Americans contract HCV each year and that between 8,000 and 10,000 people die annually from HCV-related cirrhosis or liver cancer. Currently, the standard of care for treating HCV patients is a combination regimen of long-acting interferon alpha and ribavirin. These therapies may be limited by toxicities and by viral resistance among some patients.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases, asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Novartis Vaccines & Diagnostics (formerly Chiron), GlaxoSmithKline and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to the future clinical evaluation of a triplet combination therapy including ACTILON for the treatment of HCV, and the design and enrollment of Coley’s Phase II study of ACTILON in combination with pegylated interferon and ribavirin. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.